                                                                      EXHIBIT 99

                MBT FINANCIAL CORP. ANNOUNCES QUARTERLY DIVIDEND

MONROE, MICHIGAN - On August 28, 2008, the Board of Directors of MBT Financial Corp. (NASDAQ: MBTF) declared a quarterly cash dividend of nine (9) cents per common share. Dividends will be paid on October 15, 2008 to shareholders of record as of September 25, 2008. This is a 50% reduction from the eighteen cents declared in the second quarter of this year. Based on the August 27, 2008 closing price of $4.51 per share, MBT Financial Corp. has an annualized dividend yield of 7.98% per common share.

H. Douglas Chaffin, President and CEO, commented "The current economic conditions, with high rates of unemployment and declining real estate values, have had a negative impact on earnings for most banks, including us. Although our capital ratios remain well above the regulatory minimums, our dividend payments exceeded our earnings for the last three quarters. We feel it's prudent to proactively strengthen our capital base further in preparation for continued economic weakness. We recently celebrated our 150th anniversary. Our strong capital position has enabled us to survive many difficult times in the past, and our commitment to protecting this strength will serve us well through this challenging period."

MBT Financial Corp. is a single bank holding company headquartered in Monroe, Michigan. Founded in 1858, Monroe Bank & Trust (MBT) is one of the largest community banks in Southeast Michigan, with more than $1.5 billion in assets. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT's Wealth Management Group is one of the largest and most respected in Southeastern Michigan. With 25 offices, 39 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers. Visit MBT's web site at http://www.mbandt.com.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.